Exhibit 99.1

Nature Vision Announces 2007 Financial Results and Sale of Building Facility

BRAINERD, Minn., March 14, 2008 -- Outdoor technologies firm Nature Vision, Inc. (Nasdaq: NRVN - News) announced today its full year results for 2007.

Net sales during 2007 of $9.6 million were up $600,000, or 6.8% compared to net sales of $9.0 million for 2006.  Gross sales of $10.97 million during 2007 were $1,035,000, or 10.4% favorable to last year.  Gains in gross sales were driven by new products and expanded markets, as well as through acquisitions, and were partially offset by weak performance in sales of underwater cameras. For 2007 the company experienced an operating loss of $2,256,000 versus an operating loss in 2006 of $2,132,000.

In summary, on a year-to-year basis the increase in operating loss of $124,000 was due to a decrease in gross margin, partially offset by higher sales and slightly lower selling, general and administrative expenses.  A net loss from continuing operations of $2,735,000 was realized during 2007, compared to a 2006 net loss of $1,582,000, with the primary difference related to the suspension of recording any tax benefit on ongoing losses. Net gain on the disposal of discontinued operations for 2007 was $96,000 versus $501,000 from 2006.  Net loss for 2007 of $2,639,000, or $(1.15) per diluted share, compares to a net loss of $1,081,000, or $(.49) per diluted share during 2006.

On March 11, 2008, Nature Vision, Inc. entered into a purchase agreement for the sale of the New Hope, Minnesota facility.  In connection with the sale of Nature Vision’s Vaddio product line to New Vad, LLC on February 5, 2007, Nature Vision had previously leased a portion of this facility to New Vad, LLC.  New Vad, LLC has since vacated and Nature Vision decided to sell the property.

Under terms of the agreement, the buyer will purchase from Nature Vision the real property, building, improvements and certain personal property for a price of $2.4 million to be paid at closing.  The sale of the property is scheduled to close on or before April 15, 2008.  The closing will be subject to the completion of the buyer’s due diligence and other customary conditions.

Nature Vision estimates it will realize a book gain of approximately $1.6 million when the transaction closes.  Nature Vision anticipates any gain for tax purposes will be offset by net operating loss carry forwards.  Nature Vision intends to use the proceeds from the sale to pay off the mortgage loan with M&I Business Credit, LLC with a principal balance of approximately $1.9 million with the remainder used for general working capital purposes.

Nature Vision, Inc., a publicly held corporation headquartered in Brainerd, Minnesota, created Aqua-Vu, the first self-contained underwater viewing system in 1997. Founded by president and CEO Jeff Zernov, Nature Vision, Inc. continues to reinvent the outdoor experience.

SAFE HARBOR STATEMENT

Certain matters discussed in this press release are "forward-looking statements," intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical fact are considered forward-looking statements, and often contain words such as “expects,” “anticipates,” “intends,” “plan,” or “will.” Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated. Factors that could affect actual results or outcomes include changes in consumer spending patterns; our success in implementing its strategic plan, including its focus on innovation; actions of companies that compete with us; our success in managing inventory; movements in foreign currencies or interest rates; the success of suppliers and customers; the ability to deploy our capital successfully; adverse weather conditions; and other risks and uncertainties identified in our filings with the Securities and Exchange Commission. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.